For Immediate Release

Atlas Financial Holdings Provides Bond Exchange Update

Chicago, Illinois (March 1, 2022) - Atlas Financial Holdings, Inc. (OTC: AFHIF) (“we,” “us,” “our,” “Atlas” or the “Company”) today announced the approval of the Company’s scheme of arrangement (the “Scheme”) regarding the restructuring and exchange (the “Restructuring”) of the Company’s 6.625% senior unsecured notes (the “Notes”) in an order (the “Sanction Order”) by the Grand Court of the Cayman Islands (the “Cayman Court”) entered on February 25, 2022 sanctioning and approving the Scheme pursuant to section 86 of Part IV of the Companies Act (2021 Revision) of the Cayman Islands. The Sanction Order followed an overwhelming vote in favor of the Restructuring, with a large percentage of holders, representing approximately 99.34% of the Notes in par amount of those voting, voting in favor of the Scheme. Pursuant to the Scheme, the Notes will be canceled and exchanged for new securities (the “New Notes”) on or around April 26, 2022. The accrued but unpaid interest on the Notes as of the date the New Notes are issued will effectively be added onto the principal of the New Notes. The New Notes will have a maturity date of April 27, 2027, will be unsecured, have a par value of $25.00 per note and have an interest rate of 6.625% per annum, if paid in cash, and 7.25% per annum, if paid in kind, with a paid-in-kind option allowing the Company’s to pay interest in kind for up to two years from the date the New Notes are issued. Additionally, the Company will have the option to redeem the New Notes after three years at the principal amount to be redeemed, plus any accrued but unpaid interest, with no penalty. The Company intends to utilize the extended maturity of the New Notes to execute on its technology and analytics driven managing general agency (“MGA”) strategy, with the objective of creating value for all stakeholders.

As previously planned as a condition precedent to effectuating the Scheme, the Company intends to commence a recognition proceeding under chapter 15 of the United States Bankruptcy Code for a U.S. Bankruptcy Court to enter an order (or orders) recognizing the Cayman proceeding commenced before the Cayman Court and enforcing the Scheme within the territorial jurisdiction of the United States (the “Recognition and Enforcement Order”) by filing a petition (the “Recognition Petition”) to obtain the Recognition and Enforcement Order. The filing of the Recognition Petition will be made in accordance with the previously disclosed Restructuring Support Agreement (“RSA”). The filing of the Recognition Petition will not impact the Company’s day-to-day operations.

Business Update

In 2018, the Company wrote more than $285 million in gross written premium across 43 states. Responding to challenges related to its risk-taking insurance company subsidiaries, the Company underwent a transformational strategic shift, repositioning its business to a less capital-intensive MGA model. The COVID-19 pandemic had a significant impact on the Company’s business, driven by an approximate 90% decrease in taxi, livery, limousine and full-time transportation network company rides for most of 2020 and well into 2021. Through year-end 2021, excluding business written under our former paratransit program, the Company wrote approximately $9.3 million in gross written premium related to its core taxi, livery, limousine and full-time transportation network company segments, primarily in a small number of states. We believe there is a meaningful opportunity to recapture business previously written and continue to grow premium-related revenue as the impact of the COVID-19 pandemic recedes.

Signs of a meaningful recovery are beginning to take hold. Through its MGA operation, Anchor Group Management, Inc. (“AGMI”), Atlas currently writes the largest volume of its business in California, Illinois and Nevada, which were also historically among the largest States in terms of business previously written. Data from the cities of San Francisco, Chicago and Las Vegas indicate that, as of December 31, 2021, taxi trips were down 41%, 65%, and 6%, respectively, when compared to pre-pandemic levels which shows improvement over the 90% decrease seen during most of the pandemic. These are leading indicators of demand for the insurance products AGMI provides. The number of vehicles in service, which is ultimately the basis for our addressable market, is catching up with demand for rides in many markets, but our distribution channel and customers continue to indicate that demand exceeds available vehicles. In the fourth quarter of 2021, applications for insurance submitted to AGMI were up 355% as compared to the same quarter prior year and policies issued were up 815%. We are encouraged by a strong start in 2022, with AGMI’s applications for insurance during January and February up 360% as compared to the same period last year and policies issued through the end of February 2022 up 680% compared to the same period last year. While these preliminary results suggest that post pandemic recovery is beginning to result in improvement to our core business, there can be no assurance that these trends will continue or that future results will be consistent with these indications.

Scott D. Wollney, President & CEO at Atlas said, “While it will take some time to recapture the volume of business we produced prior to the legacy challenges impacting our former insurance company subsidiaries and the effect of the COVID-19 pandemic, we are optimistic about our ability to do so and look forward to further expansion. We are encouraged by the support from our stakeholders demonstrated through the recent outcome of our bond exchange and appreciate their confidence in our strategic plan. The steady increase in demand for rides in recent months has resulted in significant increases in application activity and policy issuance. Anticipating a post-pandemic recovery, we maintained the level of resources we believe will be necessary to effectively support the increased volume of business anticipated in 2022. Additionally, we believe our investment in our specialized infrastructure and technology, experienced team, and broad distribution will begin to pay off in terms of positive EBITDA as we achieve economies of scale, which we anticipate towards the end of this year, subject to market conditions.”

About Atlas Financial Holdings, Inc.
The primary business of Atlas is commercial automobile insurance in the United States, with a niche market orientation and focus on insurance for the “light” commercial automobile sector including taxi cabs and limousine/livery (including full-time transportation network company drivers) and business auto. Atlas’ specialized infrastructure is designed to leverage analytics, expertise and technology to efficiently and profitably provide insurance solutions for independent contractors, owner operators and other smaller accounts.

The Company’s strategy is focused on leveraging its MGA operation, AGMI, and its insuretech digital platform, optOn. For more information about Atlas, please visit www.atlas-fin.com, www.agmiinsurance.com, and www.getopton.com.

Forward-Looking Statements
This release includes forward-looking statements regarding Atlas and its insurance subsidiaries and businesses. Such statements are based on the current expectations of the management of each entity. The words “anticipate,” “expect,” “believe,” “may,” “should,” “estimate,” “project,” “outlook,” “forecast” or similar words are used to identify such forward looking information. The forward-looking events and circumstances discussed in this release may not occur and could differ materially as a result of known and unknown risk factors and uncertainties affecting the Companies, including risks regarding the insurance industry, economic factors and the equity markets generally and the risk factors discussed in the “Risk Factors” section of the Company’s most recent Annual Report on Form 10-K. No forward-looking statement can be guaranteed, including, without limitation, statements regarding the Company’s anticipated ability to recapture its prior volume of business and to expand. Except as required by applicable securities laws, forward-looking statements speak only as of the date on which they are made and Atlas and its subsidiaries undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events, or otherwise.

Company Contact:	Investor Relations Contact:
Atlas Financial Holdings, Inc.	The Equity Group Inc.
Scott Wollney, CEO	Karin Daly, Vice President
847-700-8600	212-836-9623
swollney@atlas-fin.com	kdaly@equityny.com